UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-184439

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-187538

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-194735

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-198512

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-202104

UNDER THE SECURITIES ACT OF 1933

KYTHERA BIOPHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	03-0552903
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

30930 Russell Ranch Road, Third Floor

Westlake Village, CA 91362

(818) 587-4500

(Address of Principal Executive Offices) (Zip Code)

KYTHERA Biopharmaceuticals, Inc. 2004 Stock Plan, as amended

KYTHERA Biopharmaceuticals, Inc. 2012 Equity Incentive Award Plan

KYTHERA Biopharmaceuticals, Inc. 2014 Employment Commencement Incentive Plan

KYTHERA Biopharmaceuticals, Inc. 2015 Employee Stock Purchase Plan

(Full title of the plan)

A. Robert D. Bailey

Allergan plc

Clonshaugh Business and Technology Park

Coolock, Dublin, D17 E400, Ireland

(862) 261-7000

(Name, address and telephone number, including area code, of agent for service)

With Copies to:

Andrew W. Ment

Covington & Burling LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018

(212) 841-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Form S-8 Registration Statements (collectively, the “Registration Statements”) of KYTHERA Biopharmaceuticals, Inc., a Delaware corporation (“KYTHERA”):

•                  Registration Statement No. 333-184439, filed with the United States Securities and Exchange Commission (the “SEC”) on October 16, 2012, registering 2,393,506 shares of KYTHERA’s common stock, par value $0.00001 per share (“Shares”), under the KYTHERA Biopharmaceuticals, Inc. 2004 Stock Plan, as amended, and the KYTHERA Biopharmaceuticals, Inc. 2012 Equity Incentive Award Plan.

•                  Registration Statement No. 333-187538, filed with the SEC on March 26, 2013, registering 733,003 Shares under the KYTHERA Biopharmaceuticals, Inc. 2012 Equity Incentive Award Plan.

•                  Registration Statement No. 333-194735, filed with the SEC on March 21, 2014, registering 869,813 Shares under the KYTHERA Biopharmaceuticals, Inc. 2012 Equity Incentive Award Plan.

•                  Registration Statement No. 333-198512, filed with the SEC on September 2, 2014, registering 900,000 Shares under the KYTHERA Biopharmaceuticals, Inc. 2014 Employment Commencement Incentive Plan.

•                  Registration Statement No. 333-202104, filed with the SEC on February 13, 2015, registering 1,589,473 Shares under the KYTHERA Biopharmaceuticals, Inc. 2015 Employee Stock Purchase Plan and the KYTHERA Biopharmaceuticals, Inc. 2012 Equity Incentive Award Plan.

KYTHERA is filing this Post-Effective Amendment to the Registration Statements to withdraw and remove from registration the unissued and unsold securities issuable by KYTHERA pursuant to the Registration Statements.

Pursuant to an Amended and Restated Agreement and Plan of Merger (the “Amended and Restated Merger Agreement”), dated as of August 4, 2015, by and among KYTHERA, Allergan plc, a company incorporated under the laws of Ireland (“Allergan”), and Keto Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Allergan (“Merger Sub”), on October 1, 2015, Merger Sub merged with and into KYTHERA, with KYTHERA surviving as an indirect wholly owned subsidiary of Allergan.

As a result of the consummation of the transactions contemplated by the Amended and Restated Merger Agreement, KYTHERA has terminated all offerings of its securities pursuant to the Registration Statements.  In accordance with an undertaking made by KYTHERA in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering, KYTHERA hereby removes and withdraws from registration any and all securities of KYTHERA registered pursuant to the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, State of New Jersey, on October 1, 2015.

KYTHERA BIOPHARMACEUTICALS, INC.

By:	/S/ A. ROBERT D. BAILEY
A. Robert D. Bailey
President, Director

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/S/ A. ROBERT D. BAILEY	President, Director (Principal Executive Officer)	October 1, 2015
A. Robert D. Bailey

/S/ MARIA TERESA HILADO	Vice President, Director	October 1, 2015
Maria Teresa Hilado

/S/ STEPHEN KAUFHOLD	Treasurer (Principal Financial and Accounting Officer)	October 1, 2015
Stephen Kaufhold